Exhibit 99.1

News Release Republic First Bancorp, Inc. May 4, 2010

REPUBLIC FIRST BANK NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER

Philadelphia, PA, May 4, 2010 – Republic First Bancorp, Inc. (NASDAQ:FRBK), today announced that Andrew Logue has been promoted to the position of President and Chief Operating Officer of Republic First Bank (the “Bank”), its wholly-owned subsidiary.  Mr. Logue was the Chief Operations Officer in charge of all Bank operations and information systems.

Prior to joining the Bank in 2008, Mr. Logue was a 17 year team member of Commerce Bank serving as Chief Financial Officer – Lending Division; Senior Vice President – Loan Services; and Deputy Director – Enterprise Risk Management.

Harry Madonna, Chairman & CEO commented, “While working for the Bank over the last two years, Mr. Logue has done an excellent job as the Chief Operations Officer.  In that capacity he has become familiar with all aspects of the Bank’s operations and has worked closely with the Board of Directors and officers and employees to restructure the Bank as a consumer-friendly retail bank.  Mr. Logue will play a key role in the continuing process of transforming Republic First Bank into the premier retail bank in the Philadelphia metropolitan area.”

Andy Logue commented, “I am very excited about this opportunity to lead the continuing transformation of Republic First Bank to become the area’s premier retail bank.”

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank provides diversified financial products through its twelve stores located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the

Company's control. These risks and uncertainties include the risk that the registration statement never becomes effective and we are not able to conduct any offering of securities in connection with the registration statement, as well as other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:

Republic First Bancorp, Inc.

Contact:

Harry D. Madonna, CEO
(215) 735-4422